Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s fourth quarter and fiscal 2013 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Tuesday, February 11, 2014. I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ fourth quarter and fiscal 2013 financial results conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, February 11, 2014. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

I am pleased to report another solid year of growth and profitability for Diodes. We ended the year achieving 31 percent revenue growth, a 390 basis point improvement in non-GAAP gross margin and a 92 percent increase in non-GAAP net income, which represents our 23rd consecutive year of profitability. During the year, we successfully closed on our acquisition of BCD Semiconductor in March, which was a strong contributor to our revenue growth and market share gains as a result of our expanded analog product portfolio. The integration has been progressing well, and we still have additional cost savings to realize in the coming year as well as increased cross-selling opportunities as design wins ramp throughout the year. BCD, including new Fab 2, negatively impacted our gross margin by approximately 120 basis points in 2013. Diodes’ margin without BCD was 30 percent. Moving forward, we expect to capture further synergies over time as we improve loading of the manufacturing facilities and transfer more products internally to maximize operational and cost efficiencies.

For the fourth quarter, revenue reflected greater than normal seasonality due to weakness in the PC market as well as cautious inventory management at distributors. Despite the prolonged weakness in this market, we have been able to gain market share across our business due to our past design win momentum and new product initiatives. We have a solid pipeline of designs and expanded customer relationships across all regions and product lines. Also during the quarter, we improved our balance sheet by reducing our long-term debt by almost $20 million and inventory by $14 million. When combined with our reduced capital expenditure spending of 5 percent of revenue for the quarter, we generated approximately $16 million of free cash flow.

Looking forward, we remain focused on achieving our goal of $1 billion in annual revenue with model profitability, and the BCD acquisition has brought us one step closer toward achieving this goal.

With that, I will now turn the call over to Rick to discuss our fourth quarter and fiscal 2013 financial results as well as first quarter 2014 guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the full year 2013 increased 30.5 percent to $826.8 million from $633.8 million in 2012 due mainly to the acquisition of BCD Semiconductor. For the fourth quarter of 2013, revenue was $211.0 million, a decrease of 6.0 percent from the $224.5 million in the third quarter 2013, and an increase of 29.2 percent from the $163.3 million in the fourth quarter 2012. The sequential decline in revenue was primarily due to greater than normal seasonality as a result of continued weakness in the PC market as well as cautious inventory management at distributors.

Gross profit for the full year 2013 was $237.8 million, or 28.8 percent of revenue, compared to $161.6 million, or 25.5 percent of revenue, in the prior year. Non-GAAP gross margin for 2013 was 29.4 percent, which excludes BCD purchase price adjustments.

For the fourth quarter of 2013, gross profit was $60.8 million, or 28.8 percent of revenue, compared to the third quarter 2013 of $69.6 million, or 31.0 percent of revenue, and fourth quarter 2012 of $43.2 million, or 26.5 percent of revenue. Gross profit margin declined sequentially due to lower wafer fab loadings as the Company reduced wafer inventory to align with expectations for the fourth and first quarter.

GAAP operating expenses for the fourth quarter were $52.8 million, or 25.0 percent of revenue, compared to $49.3 million, or 22.0 percent of revenue, last quarter and $39.7 million, or 24.3 percent of revenue, in the fourth quarter of 2012. Operating expenses in the fourth quarter included a $5.3 million non-cash goodwill impairment charge related to the acquisition of Eris and $900,000 of retention costs related to the BCD acquisition. Excluding these charges, non-GAAP adjusted operating expenses were $44.6 million, or 21.1 percent of revenue.

Looking specifically at Selling, General and Administrative expenses, SG&A was approximately $32.8 million for the fourth quarter, or 15.6 percent of revenue, compared to last quarter of $33.8 million, or 15.1 percent of revenue, and $28.7 million, or 17.6 percent of revenue, in the fourth quarter of 2012.

Investment in Research and Development for the fourth quarter was approximately $12.5 million, or 5.9 percent of revenue, compared to $13.6 million, or 6.1 percent of revenue last quarter and $9.3 million, or 5.7 percent of revenue, in the fourth quarter of 2012.

SG&A plus R&D combined equaled 21.5 percent of revenue which was slightly up from last quarter, but down 170 basis points from fourth quarter of 2012 at 23.2 percent.

Total Other Expense amounted to $1.7 million for the fourth quarter. We had approximately $1.4 million of interest expense and approximately $300,000 of interest income.

Income Before Income Taxes and Noncontrolling Interest in the fourth quarter of 2013 amounted to $6.3 million, compared to the income of $17.5 million in the third quarter of 2013, and $6.6 million in the fourth quarter of 2012.

Turning to income taxes, our effective income tax rate for fourth quarter and full year 2013 was approximately 45.0 percent and 37.5 percent, respectively. Our full year effective tax rate was impacted by non-taxable goodwill impairment charge in fourth quarter and the discrete China tax audit adjustment of $5.4 million as discussed in the first quarter 2013 results. Excluding these two items, the effective tax rate was 24.4 percent and 20.6 percent respectively.

GAAP net income for the full year of 2013 was $26.5 million, or $0.56 per diluted share, compared to $24.2 million, or $0.51 per diluted share last year. 2013 represented our 23rd consecutive year of profitability. The share count used to compute GAAP diluted EPS for 2013 was 47.7 million shares.

Non-GAAP adjusted net income for the year was $50.1 million, or $1.05 per diluted share, which excluded, net of tax, $7.9 million of items related to the BCD acquisition, $1.1 of restructuring costs, a $2.7 million (net of non-controlling interest) non-cash goodwill impairment charge related to the acquisition of Eris, $6.4 million of non-cash acquisition related intangible asset amortization costs and $5.4 million due to a China tax audit adjustment, compared to non-GAAP adjusted net income of $26.1 million, or $0.56 per diluted share in 2012.

For the fourth quarter, GAAP net income was $6.2 million, or $0.13 per diluted share, compared to third quarter 2013 GAAP net income of $13.6 million, or $0.28 per diluted share, and fourth quarter 2012 GAAP net income of $4.1 million, or $0.09 per diluted share. The share count used to compute GAAP diluted EPS for the fourth quarter 2013 was 47.9 million shares.

Fourth quarter non-GAAP adjusted net income was $11.3 million, or $0.24 per diluted share, which excluded, net of tax, $800,000 of retention costs related to the BCD acquisition, a $2.7 million (net of noncontrolling interest) non-cash goodwill impairment charge related to the acquisition of Eris and $1.6 million of non-cash acquisition related intangible asset amortization costs.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in the fourth quarter and full year 2013 GAAP and non-GAAP adjusted net income was approximately $2.3 million and $8.8 million, respectively, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share in the fourth quarter and $0.18 for the full year.

Cash flow generated from operations for 2013 was $109.9 million and $32.1 million for the fourth quarter.

Net cash flow for the year was a positive $39.5 million, and a negative ($7.6) million for the fourth quarter, primarily due to the pay-down of $20 million on our long-term debt.

Free cash flow for 2013 was $62.8 million, which included approximately $47.1 million of capital expenditures. Free cash flow was $15.8 million for the fourth quarter, which included $16.3 million of capital expenditures and a reduction in inventory by approximately $13.9 million.

Turning to the balance sheet, at the end of the fourth quarter, we had approximately $197 million in cash and cash equivalents and $23 million in short-term cash investments. Working capital was approximately $493 million.

At the end of the fourth quarter, inventory decreased by $14 million to approximately $180 million, compared to approximately $194 million at the end of the third quarter of 2013. Inventory days were 115 in the fourth quarter, compared to 113 days last quarter. Inventory in the quarter reflects an $8.4 million decrease in raw materials, a $3.6 million decrease in work-in-process and a $1.9 million decrease in finished goods.

At the end of the fourth quarter, Accounts receivable was approximately $192 million and A/R days were 84, compared to 77 last quarter.

Capital expenditures on an accrual basis for 2013 totaled $44.3 million, or 5.4 percent of revenue. Fourth quarter capital expenditures were $10.9 million, or 5.2 percent of revenue, which is at the low end of our reduced CapEx spending target range of 5 to 8 percent of revenue.

Depreciation and amortization expense for the fourth quarter was $18.7 million.

Now, turning to our Outlook…

For the first quarter of 2014, we expect revenue to range between $205 million and $213 million, or plus 1 percent to minus 3 percent sequentially. We expect gross margin to be flat with fourth quarter at 28.8 percent, plus or minus 2 percent. Operating expenses are expected to be flat with the fourth quarter, excluding the goodwill write-off, at approximately 22.5 percent of revenue, plus or minus 1 percent. We expect our income tax rate to range between 19 and 25 percent, and shares used to calculate EPS for the first quarter are anticipated to be approximately 48.2 million.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

Revenue in the quarter was down 6 percent sequentially primarily due to a global reduction in distributor POP, which was down 7.3 percent, with North America and Europe being impacted at a higher percentage. Distributors in all regions focused on inventory management as inventory declined another 6.5 percent sequentially. OEM sales were down one percent and distributor POS was up 1.7 percent. Global channel inventory remained in line and under three months.

In terms of our end markets, consumer represented 34 percent of revenue, communications 23, computing 22 percent, industrial 18, and automotive 3 percent. All segments were down with the industrial segment being down the greatest percentage due to the declines in North America and Europe followed by computing. The consumer and communications segments were the strongest performers in the quarter relative to the third quarter.

Design activity continued to be strong across all regions, product lines and end equipment. The cross-selling opportunities with BCD are increasing, contributing to a solid pipeline of designs and expanded customer engagements. In particular, we are seeing a significant increase in global activity on LED drivers for bulb replacement with the new BCD products. We also achieved a record quarter for our logic products, growing more than 50 percent sequentially due to key wins in smartphones. It was also a record quarter for SBR® products from broad applications and end equipment, and we also had a very strong quarter on load switches and DBS products.

Turning to Global Sales, Asia represented 83 percent of revenue, North America 9 percent and Europe 8 percent.

In terms of new products, Diodes further expanded its broad–based product offering for a wide range of markets and applications.

Discrete product introductions totaled 98 new products across 21 product families. We continued to target high-volume consumer portable devices, including smartphones, tablets and energy–efficient power adapters, while also offering products targeted at industrial markets for applications such as LED lighting, solar, touch-screens and power supplies. We also increased our focus on the high-growth automotive electronics market by launching a broad range of MOSFETs and rectifiers designed to meet the requirements for ruggedness, reliability, quality and performance.

During the quarter, we launched new products from our industry leading Trench SBR® platform with expanded devices which enable quick–charger designers to meet efficiency and operating temperature requirements without the need for expensive re-designs.

Conventional SBR devices were also developed for thermally demanding small form-factor portable smartphone adapter applications for leading manufacturers. In addition, Diodes launched a miniature bridge device for a wireless charger application, and further enhanced the reach of our technology by launching automotive versions of our SBR® rectifiers.

Diodes reached a milestone in the quarter with the launch of the first 60V MOSFET from its new state-of-the-art split–gate process. This new platform reduces both on-resistance and gate charge by almost 50 percent. These split-gate MOSFET’s also provide further penetration into charger, adaptor and power supply applications.

Also during the quarter, we expanded our new performance TVS portfolio with the release of a wide range of products, including devices in ultra- miniature chip–scale–packaging and DFN packages for the portable market. To further increase our content in the automotive market, Diodes launched the first in a range of new protection devices designed specifically for automotive applications. These TVS products replace conventional automotive protection with significantly improved performance and small form factors designed specifically to meet automotive inspection and reliability requirements. The first product has already achieved a significant automotive design win for a major vehicle manufacturer.

Turning to analog new product introductions, we released 78 new analog products across 8 product families. New product highlights include the release of three new high-efficiency, Class-D audio amplifiers for a range of speaker applications from portable consumer electronics to high-power, small enclosure speakers for computing and docking stations. These devices offer high signal-to-noise ratio and differential inputs to help eliminate noise, and use a filter-less output architecture to provide high performance at a lower system cost.

We also expanded our portfolio of AC-DC power devices with over ten new offerings of primary side switches and controllers for applications such as power adapters for consumer products and home appliances, as well as chargers and adapters for smartphones and tablets. The new products include a green-mode PWM controller that offers power saving operation in applications such as set-top boxes and appliances, high frequency switches for chargers and adapters, and low power primary side switches for cell phone chargers.

In addition, we released a new high performance LED driver for dimmable retrofit lamp applications. It provides a wide range of dimmer compatibility and can achieve ultra-low dimming down to 1 percent. Other noteworthy product releases include: a self-protected resettable electronic fuse designed for applications such as disk drives; a fully-featured single chip reversible DC motor driver; and a family of low dropout regulators for use in cell phones, smartphones, and tablets.

From a design win perspective, we continued to see strong market acceptance for our AC-DC and LED driver product lines. We secured major LED wins across multiple retrofit applications and consumer product backlighting, as well as AC-DC wins for mobile chargers and adapters, including adapters for large consumer products like set-top boxes. Our LDOs were also very active with multiple design wins in flat panel TV, desktop and notebook computing, as well as a high profile gaming platform that also included our USB power switches. Also during the quarter, our audio amplifiers gained further traction in several TV platforms, and we expanded our standard linear and standard logic business with market gains across several China-based communication and consumer product applications. Our Hall sensor devices also continued to see solid acceptance in tablet applications, driven by smart covers and tablet accessories market growth.

In summary, we are pleased with our continued advances and market share gains across our business with the addition of the BCD product portfolio. We are expanding our content at existing customers and gaining multiple entry points with new customers. We have a growing pipeline of design wins and have gained significant momentum in applications such as LED lighting, including retrofit and backlighting, portable consumer devices, chargers and adaptors, as well as AC-DC power devices. We also continue to gain traction in smartphones, tablets and LED TVs, which have been great markets for Diodes products. We are confident that as global markets improve, our past design win momentum, new products and expanded customer relationships positions Diodes well for future success.

With that, I’ll open the floor to questions – Operator?

Upon Completion of the Q&A…

Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.